Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2007 Financial Results including Payment of $20 Million to Par Pharmaceutical to Reacquire the North American Rights to OPT-80.

SAN DIEGO, CA — May 10, 2007 — Optimer Pharmaceuticals, Inc. (Nasdaq:OPTR) today announced its financial results for the first quarter ended March 31, 2007.

Optimer reported a net loss applicable to common stockholders for the first quarter of 2007 of $24.5 million or, $1.75 per common share. This compares to a net loss applicable to common stockholders in the first quarter of 2006 of $2.1 million, or $0.85 per common share.  Results of operations for the first quarter of 2007 had an increase in research and development expenses of $21.3 million primarily due to a $20 million payment to Par Pharmaceutical Companies, Inc. to reacquire the North American rights to OPT-80, formerly known as PAR-101 or Difimicin.

As of March 31, 2007, Optimer held cash, cash equivalents and short-term investments of $43.2 million.

“We are pleased with the milestones we have achieved thus far in 2007,” said Michael N. Chang, Ph.D., Optimer’s President and CEO.  “Our most notable accomplishments in this first quarter include our initial public offering and the steady advancement of our OPT-80 program.  We will continue to expand the number of clinical sites for both OPT-80 Phase 3 studies with the goal of completing these trials in 2008.”

Financial Results

Revenue for the first quarter of 2007 was $146,000 compared to $421,000 for the first quarter of 2006. The decrease in revenues was primarily attributable to a decrease in research grant revenue and the conclusion of a development and license agreement.  Research and development expenses in the first quarter of 2007 were $23.4 million compared to $2.1 million in the first quarter of 2006. The increase in research and development expense is due to a $20 million payment to Par Pharmaceuticals to regain the North American rights to OPT-80.  Research and development expenses also increased due to increased clinical trial expenses for OPT-80 and Prulifloxacin.  Marketing expenses in the first quarter of 2007 were $552,000 for pre-launch activities.  General and administrative expenses for the first quarter of 2007 were $1.1 million compared to $619,000 in the first quarter of 2006. The increase in general and administrative expenses is due to higher accounting fees, legal expenses, insurance and compensation expenses, including $84,000 of stock compensation expense.  Interest income and other, net, in the first quarter of 2007 was $442,000 compared to $291,000 in the first quarter of 2006. The increase in interest income and other reported in the first quarter of 2007 is due to higher cash and short-term investments balances as a result of the initial public offering which closed on February 14, 2007.

Corporate Highlights

•                  Announced IPO of 7,000,000 shares of its common stock at a price of $7 per share.

•                  Regained North American rights to OPT-80, formerly known as PAR-101 or Difimicin, from the Company’s former development partner, Par.

•                  OPT-80 entered the Phase 3 portion of the Phase 2b/3 clinical trial upon the recommendation of the Data Safety Monitoring Board and the United States Food and Drug Administration.

•                  Hosted a symposium at the 17th European Congress of Clinical Microbiology and Infectious Diseases in Munich entitled “Clostridium-difficile Associated Disease:  Underdiagnosed, Underreported, Undertreated.  How to Overcome the Challenges.”

•                  Announced in May 2007 the initiation of the second Phase 3 trial for OPT-80 in Europe and North America

About Optimer Pharmaceuticals

Optimer Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to OPT-80 and the expansion of the number of clinical sites for our related Phase 3 studies, Prulifloxacin, CDAD, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of our product research and development programs, the timing and status of our preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Media Relations

858-909-0736

WeissComm Partners

Aline B. Schimmel

212-301-7218

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Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues:
Research grants	$—	$204,059
Collaborative research agreements	146,298	217,163
Total revenues	146,298	421,222
Operating expenses:
Research and development (including $20 million payment to Par Pharmaceutical)	23,446,267	2,097,985
Marketing	551,997	—
General and administrative	1,094,468	619,119
Total operating expenses	25,092,732	2,717,104
Loss from operations	(24,946,434)	(2,295,882)
Interest income and other, net	442,221	291,273
Net loss	(24,504,213)	(2,004,609)
Accretion to redemption amount of redeemable convertible preferred stock	—	(82,302)
Net loss allocable to common stockholders	$(24,504,213)	$(2,086,911)

Basic and diluted net loss per share attributable to common stockholders	$(1.75)	$(0.85)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	14,039,248	2,445,820

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,885,444	$6,122,438
Short-term investments	31,340,388	15,218,860
Prepaid expenses and other current assets	848,947	1,712,564
Total current assets	44,074,779	23,053,862
Property and equipment, net	778,660	744,564
Other assets	302,054	315,490
Total assets	$45,155,493	$24,113,916

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,487,380	$1,753,394
Accrued expenses	2,765,984	3,310,199
Total current liabilities	5,253,364	5,063,593
Deferred rent	290,265	292,384
Commitments and contingencies	—	—
Redeemable preferred stock	—	65,461,166
Stockholders’ equity (deficit)	39,611,864	(46,703,227)
Total liabilities and stockholders’ equity (deficit)	45,155,493	24,113,916